Exhibit 99.1

Jake Elguicze Treasurer and Vice President of Investor Relations 610-948-2836
FOR IMMEDIATE RELEASE                   May 3, 2018

TELEFLEX REPORTS FIRST QUARTER 2018 RESULTS

First Quarter Revenues of $587.2 million, up 20.4% Versus Prior Year Period; up 14.6% on Constant Currency Basis

First Quarter GAAP Diluted EPS of $1.18, up 35.6% Over the Prior Year Period

First Quarter Adjusted Diluted EPS of $2.15, up 19.4% Versus Prior Year Period

Raised 2018 Guidance Range for GAAP Revenue Growth from a range of between 14% and 15% to a range of between 15% and 16%

Reaffirmed 2018 Guidance Range for Constant Currency Revenue Growth of between 12% and 13%

Lowered 2018 Guidance for GAAP Diluted EPS from a range of between $7.10 and $7.20 to a range of between $5.45 and $5.55

Raised 2018 Guidance for Adjusted Diluted EPS from a range of between $9.55 and $9.75 to a range of between $9.70 and $9.90

New Restructuring Plan to Further Improve Company Cost Structure Announced

Wayne, PA -- Teleflex Incorporated (NYSE: TFX) (the “Company”) today announced financial results for the first quarter ended April 1, 2018.

First quarter 2018 net revenues were $587.2 million, an increase of 20.4% compared to the prior year period. Excluding the impact of foreign currency exchange rate fluctuations, first quarter 2018 net revenues increased 14.6% over the year ago period.

First quarter 2018 GAAP diluted earnings per share from continuing operations increased 35.6% to $1.18, as compared to $0.87 in the prior year period. First quarter 2018 adjusted diluted earnings per share from continuing operations increased 19.4% to $2.15, compared to $1.80 in the prior year period.

Liam Kelly, President and Chief Executive Officer, said, “I am pleased to report that Teleflex is off to a solid start in 2018, as we generated constant currency revenue growth of approximately 15% and adjusted earnings per share growth of approximately 19%.”

Added Mr. Kelly, “During the first quarter of 2018, we saw a rebound in distributor buying patterns that had negatively impacted us during the fourth quarter of 2017, and we saw an acceleration in our organic constant currency revenue growth rate. In addition to an improvement in our organic revenue growth rate, we continued to see benefits from recently completed acquisitions, including NeoTract which generated over $42 million in revenue during the first quarter, which represented growth of approximately 87% year-over-year.”

In closing, Mr. Kelly stated, “Based on the Company's performance during the first quarter of 2018, and our outlook for the remainder of the year, we are reaffirming our full year constant currency revenue growth guidance range of 12% to 13%, and increasing our full year adjusted diluted earnings per share guidance from a range of between $9.55 and $9.75 to a range of between $9.70 and $9.90. Lastly, the Company announced a restructuring plan that is intended to enhance our competitive position in the medical device industry and improve our longer-term profitability. The plan will focus on the consolidation of certain facilities, the relocation of operations from certain higher-cost locations to existing lower-cost locations and the outsourcing of certain distribution operations and should result in higher adjusted gross and operating margins for the Company in the future.”

FIRST QUARTER NET REVENUE BY SEGMENT

The following tables provide information regarding net revenues in each of the Company's reportable operating segments and all of its other operating segments for the three months ended April 1, 2018 and April 2, 2017 on both a GAAP and constant currency basis. The discussion below the table of the principal factors behind changes in net revenues for the three months ended April 1, 2018 as compared to the prior year period applies to both GAAP revenue and constant currency revenue, although GAAP revenue also was affected by foreign currency exchange rate fluctuations, as indicated in the "Currency Impact" column of the table.

	Three Months Ended		% Increase / (Decrease)
	Q1 2018	Q1 2017	Total Sales Growth	Currency Impact	Constant Currency Revenue Growth
Vascular North America	$83.0	$79.0	5.1%	0.2%	4.9%
Interventional North America	60.2	39.9	50.7%	0.1%	50.6%
Anesthesia North America	50.6	48.2	4.9%	0.2%	4.7%
Surgical North America	40.7	46.0	(11.5)%	0.2%	(11.7)%
EMEA	159.9	133.6	19.7%	15.1%	4.6%
Asia	58.2	50.2	16.1%	7.0%	9.1%
OEM	45.8	43.3	5.8%	2.9%	2.9%
All Other	88.8	47.7	86.2%	1.2%	85.0%
Total	$587.2	$487.9	20.4%	5.8%	14.6%

Vascular North America first quarter 2018 net revenues were $83.0 million, an increase of 5.1% compared to the prior year period. Excluding the impact of foreign currency exchange rate fluctuations, first quarter 2018 net revenues increased 4.9% compared to the prior year period. The increase in constant currency revenue is primarily attributable to an increase in new product sales and higher sales volumes of existing products, despite the unfavorable impact of one fewer shipping day in the first quarter of 2018.

Interventional North America first quarter 2018 net revenues were $60.2 million, an increase of 50.7% compared to the prior year period. Excluding the impact of foreign currency exchange rate fluctuations, first quarter 2018 net revenues increased 50.6% compared to the prior year period. The increase in constant currency revenue is primarily attributable to net revenues generated by sales of Vascular Solutions' products and an increase in new product sales.

Anesthesia North America first quarter 2018 net revenues were $50.6 million, an increase of 4.9% compared to the prior year period. Excluding the impact of foreign currency exchange rate fluctuations, first quarter 2018 net revenues increased 4.7% compared to the prior year period. The increase in constant currency revenue is primarily attributable to an increase in new product sales and net revenues generated by an acquired business.

Surgical North America first quarter 2018 net revenues were $40.7 million, a decrease of 11.5% compared to the prior year period. Excluding the impact of foreign currency exchange rate fluctuations, first quarter 2018 net revenues decreased 11.7% compared to the prior year period. The decrease in constant currency revenue is primarily attributable to a decline in sales volumes of existing products, due in part to one fewer shipping day in the first quarter of 2018.

EMEA first quarter 2018 net revenues were $159.9 million, an increase of 19.7% compared to the prior year period. Excluding the impact of foreign currency exchange rate fluctuations, first quarter 2018 net revenues increased 4.6% compared to the prior year period. The increase in constant currency revenue is primarily attributable to net revenues generated by acquired businesses and price increases.

Asia first quarter 2018 net revenues were $58.2 million, an increase of 16.1% compared to the prior year period. Excluding the impact of foreign currency exchange rate fluctuations, first quarter 2018 net revenues increased 9.1%. The increase in constant currency revenue is primarily attributable to higher sales volumes of existing products and net revenues generated by acquired businesses.

OEM first quarter 2018 net revenues were $45.8 million, an increase of 5.8% compared to the prior year period. Excluding the impact of foreign currency exchange rate fluctuations, first quarter 2018 net revenues increased 2.9% compared to the prior year period. The increase in constant currency revenue is primarily attributable to higher sales volumes of existing products, despite the unfavorable impact of one fewer shipping day in the first quarter of 2018.

All Other first quarter 2018 net revenues were $88.8 million, an increase of 86.2% compared to the prior year period. Excluding the impact of foreign currency exchange rate fluctuations, first quarter 2018 net revenues increased 85.0% compared to the prior year period. The increase in constant currency revenue is primarily attributable to net revenues generated by NeoTract.

OTHER FINANCIAL HIGHLIGHTS AND KEY PERFORMANCE METRICS

Depreciation expense, amortization of intangible assets and deferred financing charges for the first three months of 2018 totaled $53.8 million compared to $34.4 million for the prior year period.

Cash and cash equivalents at April 1, 2018 were $378.9 million compared to $333.6 million at December 31, 2017.

Net accounts receivable at April 1, 2018 were $359.1 million compared to $345.9 million at December 31, 2017.

Net inventories at April 1, 2018 were $403.7 million compared to $395.7 million at December 31, 2017.

2018 FOOTPRINT REALIGNMENT PLAN
On May 1, 2018, the Company initiated a restructuring plan involving the relocation of certain manufacturing operations to an existing lower-cost location, the outsourcing of certain distribution operations and related workforce reductions (the “2018 footprint realignment plan"). These actions are expected to commence in the second quarter 2018 and are expected to be substantially completed by the end of 2024.

We estimate that we will incur aggregate pre-tax restructuring and restructuring related charges in connection with the 2018 footprint realignment plan of $102 million to $133 million, of which, we expect $55 million to $72 million to be incurred in 2018 and most of the balance is expected to be incurred prior to the end of 2024. We estimate that $99 million to $127 million of these charges will result in future cash outlays, of which, $9 million to $10 million is expected to be made in 2018 and most of the balance is expected to be made by the end of 2024. Additionally, we expect to incur $19 million to $23 million in aggregate capital expenditures under the plan, of which, up to $1 million is expected to be incurred during 2018 and most of the balance is expected to be incurred by the end of 2021.
We expect to begin realizing plan-related savings in 2018 and expect to achieve annual pre-tax savings of $25 million to $30 million once the plan is fully implemented.

2018 OUTLOOK

The Company raised its full year 2018 GAAP revenue growth guidance range from a range of between 14% and 15% to a range of between 15% and 16%. The Company's previous 2018 GAAP revenue growth guidance range reflected an anticipated 2% favorable impact of foreign currency exchange rate fluctuations, while the Company's revised 2018 GAAP revenue growth guidance range reflects an anticipated 3% favorable impact of foreign currency exchange rate fluctuations. On a constant currency basis, the Company reaffirmed its full year 2018 guidance range of between 12% and 13% over the prior year.

The Company lowered its full year 2018 GAAP diluted earnings per share from continuing operations guidance from a range of between $7.10 and $7.20 to a range of between $5.45 and $5.55, reflecting the expected impact of the 2018 footprint realignment plan. The Company raised its full year 2018 adjusted diluted earnings per share from continuing operations guidance from a range of between $9.55 and $9.75 to a range of between $9.70 and $9.90, reflecting our expectation of an approximately 5% positive impact from foreign currency exchange rate fluctuations.

Forecasted 2018 Constant Currency Revenue Growth Reconciliation

	Low	High

2018 GAAP revenue growth	15%	16%

Estimated impact of foreign currency exchange rate fluctuations	(3)%	(3)%

2018 constant currency revenue growth	12%	13%

Forecasted 2018 Adjusted Earnings Per Share Reconciliation

	Low	High

GAAP diluted earnings per share attributable to common shareholders	$5.45	$5.55

Restructuring, restructuring related and impairment items, net of tax	$1.51	$1.55

Acquisition, integration and divestiture related items, net of tax	$0.26	$0.28

Other items, net of tax	$0.01	$0.02

Intangible amortization expense, net of tax	$2.47	$2.50

Adjusted diluted earnings per share	$9.70	$9.90

CONFERENCE CALL WEBCAST AND ADDITIONAL INFORMATION

As previously announced, Teleflex will comment on its financial results on a conference call to be held today at 8:00 a.m. (ET). The call will be available live and archived on the company’s website at www.teleflex.com and the accompanying presentation will be posted prior to the call. An audio replay will be available until May 8, 2018 at 11:59pm (ET), by calling 855-859-2056 (U.S./Canada) or 404-537-3406 (International), Passcode: 2698233.

ADDITIONAL NOTES

References in this release to the impact of foreign currency exchange rate fluctuations on adjusted diluted earnings per share include both the impact of translating foreign currencies into U.S. dollars and the impact of foreign currency exchange rate fluctuations on foreign currency denominated transactions.

In the discussion of segment results, "new products" refers to products we have sold commercially within the past 36 months and "existing products" refers to products we have sold commercially for more than 36 months.

Certain financial information is presented on a rounded basis, which may cause minor differences.

Segment results and commentary exclude the impact of discontinued operations.

NOTES ON NON-GAAP FINANCIAL MEASURES

We report our financial results in accordance with accounting principles generally accepted in the United States, commonly referred to as “GAAP.” In this press release, we provide supplemental information, consisting of the following non-GAAP financial measures: adjusted diluted earnings per share and constant currency revenue growth. These non-GAAP measures are described in more detail below. Management uses these financial measures to assess Teleflex’s financial performance, make operating decisions, allocate financial resources, provide guidance on possible future results, and assist in its evaluation of period-to-period and peer comparisons. The non-GAAP measures may be useful to investors because they provide insight into management’s assessment of our business, and provide supplemental information pertinent to a comparison of period-to-period results of our ongoing operations. The non-GAAP financial measures are presented in addition to results presented in accordance with GAAP and should not be relied upon as a substitute for GAAP financial measures. Moreover, our non-GAAP financial measures may not be comparable to similarly titled measures used by other companies.

Tables reconciling historical adjusted diluted earnings per share to historical GAAP diluted earnings per share are set forth below. Tables reconciling changes in historical constant currency net revenues to historical GAAP net revenues are set forth above under “First Quarter Net Revenue by Segment”. Tables reconciling forecasted 2018 constant currency revenue growth and forecasted 2018 adjusted earnings per share to their respective most directly comparable forecasted GAAP measures, forecasted 2018 revenue growth and forecasted 2018 diluted earnings per share available to common stockholders, are set forth above under “2018 Outlook.”

Adjusted diluted earnings per share: This non-GAAP measure is based upon diluted earnings per share available to common stockholders, the most directly comparable GAAP measure, adjusted to exclude, depending on the period presented, the impact (net of tax) of (i) restructuring, restructuring related and impairment items; (ii) acquisition, integration and divestiture related items; (iii) other items identified in note (C) to the reconciliation tables set forth below; (iv) amortization of debt discount on convertible notes; (v) intangible amortization expense; (vi) loss on extinguishment of debt and (vii) tax adjustments. Management does not believe that any of the excluded items are indicative of our underlying core performance or business trends.

In addition, the calculation of the weighted average number of diluted shares within adjusted earnings per share for the 2017 period gives effect to the anti-dilutive impact of shares due to the Company under its previously outstanding convertible note hedge agreements. The convertible note hedge agreements reduced the potential economic dilution that otherwise would have occurred upon conversion of the Company’s senior subordinated convertible notes (under GAAP, the anti-dilutive impact of the convertible note hedge agreements was not reflected in the weighted average number of diluted shares). We believe that an adjustment to show the anti-dilutive effect of the convertible note hedge agreements provides supplemental information that can be useful to investors in assessing the computation of diluted earnings per share.

Constant currency revenue growth: This non-GAAP measure is based upon net revenues, adjusted to eliminate the impact of translating the results of international subsidiaries at different currency exchange rates from period to period. The impact of changes in foreign currency may vary significantly from period to period, and generally are outside of the control of our management. We believe that this measure facilitates a comparison of our operating performance exclusive of currency exchange rate fluctuations that do not reflect our underlying performance or business trends.

RECONCILIATION OF CONSOLIDATED STATEMENT OF INCOME ITEMS
Dollars in millions, except per share amounts

Quarter Ended - April 1, 2018
	Cost of goods sold	Selling, general and administrative expenses	Research and development expenses	Restructuring and impairment charges	Loss on extinguishment of debt, net	Interest expense, net	Income taxes	Income (loss) from continuing operations	Diluted earnings per share	Shares used in calculation of GAAP and adjusted earnings per share
GAAP Basis	$256.0	$215.3	$26.0	$3.1	—	$25.7	$6.2	$54.9	$1.18	46,695
Adjustments
Restructuring, restructuring related and impairment items (A)	2.0	0.1	0.1	3.1	—	—	0.7	4.5	$0.10	—
Acquisition, integration and divestiture related items (B)	0.4	11.5	0.2	—	—	—	0.5	11.5	$0.25	—
Other items (C)	(1.0)	0.1	—	—	—	—	(0.1)	(0.7)	$0.02)	—
Amortization of debt discount on convertible notes (D)	—	—	—	—	—	—	—	—	—	—
Intangible amortization expense (E)	—	37.7	0.1	—	—	—	7.6	30.3	$0.65	—
Loss on extinguishment of debt (F)	—	—	—	—	—	—	—	—	—	—
Tax adjustments (G)	—	—	—	—	—	—	(0.2)	0.2	$0.00	—
Shares due to Teleflex under note hedge (H)	—	—	—	—	—	—	—	—	—	—
Adjusted basis	$254.6	$165.9	$25.7	—	—	$25.7	$14.7	$100.6	$2.15	46,695

Quarter Ended - April 2, 2017
	Cost of goods sold	Selling, general and administrative expenses	Research and development expenses	Restructuring and impairment charges	Loss on extinguishment of debt, net	Interest expense, net	Income taxes	Income (loss) from continuing operations	Diluted earnings per share	Shares used in calculation of GAAP and adjusted earnings per share
GAAP Basis	$232.3	$164.0	$17.8	$12.9	$5.6	$17.6	$2.7)	$40.3	$0.87	46,615
Adjustments
Restructuring, restructuring related and impairment items (A)	3.7	0.1	0.2	12.9	—	—	4.4	12.5	$0.26	—
Acquisition, integration and divestiture related items (B)	7.9	9.3	—	—	—	2.1	6.3	13.0	$0.28	—
Other items (C)	—	0.2	—	—	—	—	0.1	0.1	$0.00	—
Amortization of debt discount on convertible notes (D)	—	—	—	—	—	0.4	0.1	0.2	$0.01	—
Intangible amortization expense (E)	—	18.7	0.1	—	—	—	5.1	13.7	$0.29	—
Loss on extinguishment of debt (F)	—	—	—	—	5.6	—	2.0	3.5	$0.08	—
Tax adjustments (G)	—	—	—	—	—	—	0.5	(0.5)	$0.01)	—
Shares due to Teleflex under note hedge (H)	—	—	—	—	—	—	—	—	$0.02	(477)
Adjusted basis	$220.8	$135.7	$17.5	—	—	$15.1	$15.9	$82.9	$1.80	46,138

(A) Restructuring, restructuring related and impairment items - Restructuring programs involve discrete initiatives designed to, among other things, consolidate or relocate manufacturing, administrative and other facilities, outsource distribution operations, improve operating efficiencies and integrate acquired businesses. Our restructuring charges consist of termination benefits, contract termination costs, facility closure costs and other exit costs associated with a specific restructuring program. Restructuring related charges are directly related to our restructuring programs and consist of facility consolidation costs, including accelerated depreciation expense related to facility closures, costs to transfer manufacturing operations between locations, and retention bonuses offered to certain employees as an incentive for them to remain with our company after completion of the restructuring program. For the three months ended April 1, 2018 and April 2, 2017, pre-tax restructuring related charges were $2.1 million and $4.0 million, respectively. There were no impairment items during the three months ended April 1, 2018 and April 2, 2017.

(B) Acquisition, integration and divestiture related items - Acquisition and integration expenses are incremental charges, other than restructuring or restructuring related expenses, that are directly related to specific business or asset acquisition transactions. These charges may include, among other things, professional, consulting and other fees; systems integration costs; legal entity restructuring expense; inventory step-up amortization (amortization, through cost of goods sold, of the increase in fair value of inventory resulting from a fair value calculation as of the acquisition date); fair value adjustments to contingent consideration; and bridge loan facility and backstop financing fees in connection with facilities that ultimately were not utilized. For the three months ended April 1, 2018, the majority of these charges were related to contingent consideration liabilities and our acquisitions of Vascular Solutions and NeoTract. For the three months ended April 2, 2017, the majority of these charges were related to our acquisition of Vascular Solutions. Divestiture related activities involve specific business or asset sales. Depending primarily on the terms of the divestiture transaction, the carrying value of the divested business or assets on our financial statements and other costs we incur as a direct result of the divestiture transaction, we may recognize a gain or loss in connection with the divestiture related activities. There were no divestiture related activities for the periods presented.

(C) Other items - These are discrete items that occur sporadically and can affect period-to-period comparisons. For the three months ended April 1, 2018, these items included the reversal of previously recognized income due to distributor acquisitions related to Vascular Solutions and relabeling costs. For the three months ended April 2, 2017, these items included relabeling costs.

(D) Amortization of debt discount on convertible notes - When we sold $400 million principal amount of our 3.875% convertible notes (the “convertible notes”) in 2010, we allocated the proceeds between the liability and equity components of the debt, in accordance with GAAP. As a result, the $83.7 million difference between the proceeds of the sale of the convertible notes and the liability component of the debt constituted a debt discount that was to be amortized to interest expense over the approximately seven-year term of the convertible notes, which significantly increased the amount we recorded as interest expense attributable to the convertible notes. The amount of the amortization of the debt discount was reduced as a result of our repurchases of convertible notes in 2016 and 2017 and redemptions of the convertible notes by holders of the notes, although we continued to amortize the remaining portion of the debt discount to interest expense until August 2017, when all remaining convertible notes were either converted or matured.

(E) Intangible amortization expense - Certain intangible assets, including customer relationships, intellectual property, distribution rights, trade names and non-competition agreements, initially are recorded at historical cost and then amortized over their respective estimated useful lives. The amount of such amortization can vary from period to period as a result of, among other things, business or asset acquisitions or dispositions.

(F) Loss on extinguishment of debt - In connection with debt refinancings, debt repayments, repurchases of convertible notes and redemptions of convertible notes, outstanding indebtedness is extinguished. These events, which have occurred from time to time on an irregular basis, have resulted in losses reflecting, among other things, unamortized debt issuance costs, as well as debt prepayment fees and premiums (including conversion premiums resulting from conversion of convertible securities).

(G) Tax adjustments - These adjustments represent the impact of the expiration of applicable statutes of limitations for prior year returns, the resolution of audits, the filing of amended returns with respect to prior tax years and/or tax law changes affecting our deferred tax liability.
(H) Adjusted diluted shares are calculated by giving effect to the anti-dilutive impact of the Company’s convertible note hedge agreements, which reduced the potential economic dilution that otherwise would have occurred upon conversion of the Company's convertible notes. Under GAAP, the anti-dilutive impact of the convertible note hedge agreements is not reflected in the weighted average number of diluted shares.

ABOUT TELEFLEX INCORPORATED

Teleflex is a global provider of medical technologies designed to improve the health and quality of people’s lives. We apply purpose driven innovation - a relentless pursuit of identifying unmet clinical needs - to benefit patients and healthcare providers. Our portfolio is diverse, with solutions in the fields of vascular and interventional access, surgical, anesthesia, cardiac care, urology, emergency medicine and respiratory care. Teleflex employees worldwide are united in the understanding that what we do every day makes a difference. For more information, please visit teleflex.com.

Teleflex is the home of Arrow®, Deknatel®, Hudson RCI®, LMA®, Pilling®, Rusch® and Weck® - trusted brands united by a common sense of purpose.

CAUTION CONCERNING FORWARD-LOOKING INFORMATION

This press release contains forward-looking statements, including, but not limited to, forecasted 2018 GAAP and constant currency revenue growth and GAAP and adjusted diluted earnings per share; and estimated pre-tax restructuring and restructuring related charges, cash outlays, capital expenditures and realization of pre-tax savings related to the 2018 footprint realignment plan, as well as the timing of expected completion of the plan. Actual results could differ materially from those in the forward-looking statements due to, among other things, changes in business relationships with and purchases by or from major customers or suppliers; delays or cancellations in shipments; demand for and market acceptance of new and existing products; our inability to integrate acquired businesses into our operations, realize planned synergies and operate such businesses profitably in accordance with our expectations; the inability of acquired businesses to generate revenues in accordance with our expectations; our inability to effectively execute our restructuring programs; our inability to realize anticipated savings from restructuring plans and programs; the impact of healthcare reform legislation and proposals to amend the legislation; changes in Medicare, Medicaid and third party coverage and reimbursements; competitive market conditions and resulting effects on revenues and pricing; increases in raw material costs that cannot be recovered in product pricing; global economic factors, including currency exchange rates, interest rates, sovereign debt issues and the impact of the United Kingdom's vote to leave the European Union; difficulties in entering new markets;

general economic conditions; and other factors described or incorporated in our filings with the Securities and Exchange Commission, including our most recently filed Annual Report on Form 10-K.

TELEFLEX INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended
	April 1, 2018	April 2, 2017
	(Dollars and shares in thousands, except per share)
Net revenues	$587,230	$487,881
Cost of goods sold	255,960	232,321
Gross profit	331,270	255,560
Selling, general and administrative expenses	215,337	163,969
Research and development expenses	26,027	17,827
Restructuring charges	3,063	12,945
Income from continuing operations before interest, loss on extinguishment of debt and taxes	86,843	60,819
Interest expense	25,943	17,726
Interest income	(273)	(169)
Loss on extinguishment of debt	0	5,582
Income from continuing operations before taxes	61,173	37,680
Taxes (benefit) on income from continuing operations	6,242	(2,669)
Income from continuing operations	54,931	40,349
Operating income (loss) from discontinued operations	1,235	(282)
Tax benefit on income (loss) from discontinued operations	(18)	(103)
Income (loss) from discontinued operations	1,253	(179)
Net income	56,184	40,170
Earnings per share:
Basic:
Income from continuing operations	$1.21	$0.90
Income (loss) from discontinued operations	0.03	(0.01)
Net income	$1.24	$0.89
Diluted:
Income from continuing operations	$1.18	$0.87
Income (loss) from discontinued operations	0.02	(0.01)
Net income	$1.20	$0.86
Dividends per share	$0.34	$0.34
Weighted average common shares outstanding
Basic	45,329	44,893
Diluted	46,695	46,615

TELEFLEX INCORPORATED
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	April 1, 2018	December 31, 2017
	(Dollars in thousands)
ASSETS
Current assets
Cash and cash equivalents	$378,872	$333,558
Accounts receivable, net	359,140	345,875
Inventories, net	403,676	395,744
Prepaid expenses and other current assets	52,998	47,882
Prepaid taxes	7,234	5,748
Assets held for sale	3,239	0
Total current assets	1,205,159	1,128,807
Property, plant and equipment, net	389,519	382,999
Goodwill	2,264,447	2,235,592
Intangible assets, net	2,390,555	2,383,748
Deferred tax assets	3,969	3,810
Other assets	46,951	46,536
Total assets	$6,300,600	$6,181,492
LIABILITIES AND EQUITY
Current liabilities
Current borrowings	$77,500	$86,625
Accounts payable	84,686	92,027
Accrued expenses	101,128	96,853
Current portion of contingent consideration	162,061	74,224
Payroll and benefit-related liabilities	80,418	107,415
Accrued interest	20,503	6,165
Income taxes payable	13,500	11,514
Other current liabilities	11,978	9,053
Total current liabilities	551,774	483,876
Long-term borrowings	2,154,217	2,162,927
Deferred tax liabilities	616,711	603,676
Pension and postretirement benefit liabilities	117,874	121,410
Noncurrent liability for uncertain tax positions	12,628	12,296
Noncurrent contingent consideration	119,796	197,912
Other liabilities	167,100	168,864
Total liabilities	3,740,100	3,750,961
Commitments and contingencies
Total shareholders' equity	2,560,500	2,430,531
Total liabilities and shareholders' equity	$6,300,600	$6,181,492

TELEFLEX INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended
	April 1, 2018	April 2, 2017
	(Dollars in thousands)
Cash flows from operating activities of continuing operations:
Net income	$56,184	$40,170
Adjustments to reconcile net income to net cash provided by operating activities:
(Income) loss from discontinued operations	(1,253)	179
Depreciation expense	14,832	14,180
Amortization expense of intangible assets	37,816	18,785
Amortization expense of deferred financing costs and debt discount	1,178	1,406
Loss on extinguishment of debt	—	5,582
Fair value step up of acquired inventory sold	—	7,832
Changes in contingent consideration	9,592	179
Stock-based compensation	4,787	4,240
Deferred income taxes, net	(1,472)	(3,081)
Other	(1,272)	(2,703)
Changes in operating assets and liabilities, net of effects of acquisitions and disposals:
Accounts receivable	(3,402)	18,691
Inventories	32	(5,322)
Prepaid expenses and other current assets	(3,406)	(1,224)
Accounts payable and accrued expenses	(27,185)	2,696
Income taxes receivable and payable, net	417	(10,670)
Net cash provided by operating activities from continuing operations	86,848	90,940
Cash flows from investing activities of continuing operations:
Expenditures for property, plant and equipment	(15,747)	(12,894)
Proceeds from sale of assets	—	6,332
Payments for businesses and intangibles acquired, net of cash acquired	(3,684)	(975,524)
Net cash used in investing activities from continuing operations	(19,431)	(982,086)
Cash flows from financing activities of continuing operations:
Proceeds from new borrowings	—	1,194,500
Reduction in borrowings	(18,500)	(138,251)
Debt extinguishment, issuance and amendment fees	(74)	(19,114)
Net proceeds from share based compensation plans and the related tax impacts	1,400	(505)
Payments for contingent consideration	(91)	(79)
Dividends paid	(15,447)	(15,287)
Net cash provided by (used in) financing activities from continuing operations	(32,712)	1,021,264
Cash flows from discontinued operations:
Net cash used in operating activities	(206)	(266)
Net cash used in discontinued operations	(206)	(266)
Effect of exchange rate changes on cash and cash equivalents	10,815	15,488
Net increase in cash and cash equivalents	45,314	145,340
Cash and cash equivalents at the beginning of the period	333,558	543,789
Cash and cash equivalents at the end of the period	$378,872	$689,129

Non cash financing activities of continuing operations:
Settlement and exchange of convertible notes with common or treasury stock	$—	$958
Acquisition of treasury stock associated with settlement and exchange of convertible note hedge and warrant agreements	$17,872	$19,311